United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2006 (September 7, 2006)
ISORAY, INC. (Exact name of registrant as specified in its charter)

Minnesota	000-14247	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
(Address of principal executive offices) (Zip Code)

(509) 375-1202
(Registrant's telephone number)

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective September 7, 2006, Michael Dunlop resigned from his position as the Registrant's Chief Financial Officer and is considering taking a new position as Vice-President of Planning/Facilities of the Registrant. Jonathan Hunt, formerly controller of the Company, was appointed as Mr. Dunlop's successor on September 7, 2006.

Jonathan Hunt has over 10 years of finance and accounting experience, including financial reporting, SEC knowledge, and operational analysis. Before joining IsoRay earlier this year, he was employed by Hypercom Corporation, a global provider of electronic payments solutions and manufacturer of credit card terminals, serving as its Assistant Corporate Controller from 2005 to 2006. His finance background also includes serving as both a Manager and Director of Financial Reporting and a Director of Operational Planning and Analysis for Circle K Corporation and its affiliates from 2000 to 2005, and serving as Business Assurance Manager for PriceWaterhouseCoopers L.L.P. from 1992 to 1999. Mr. Hunt holds Masters of Accountancy and Bachelor of Science degrees from Brigham Young University and is a Certified Public Accountant.

ITEM 7.01 Regulation FD Disclosure

The following information is furnished pursuant to “Regulation FD Disclosure”. Neither this report nor the information contained in Exhibit 99.1 shall be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

On September 7, 2006 IsoRay management presented an overview of the company at the Roth Capital Conference in New York City. The transcript of the presentation is furnished with this Report as Exhibit 99.1. The press release furnished with this Report summarizes certain information contained in the presentation.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished with this Current Report on Form 8-K pursuant to Item 7.01:

99.1 Transcript of Roth Capital Conference Presentation on September 7, 2006.

99.2 Press Release, dated September 11, 2006.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 11, 2006

IsoRay, Inc., a Minnesota corporation

By:	/s/ Roger E. Girard
Roger E. Girard, CEO